Exhibit 10.28

CORPORATE FINANCE CODE OF ETHICS

I,                             , certify that as a finance executive of Rainmaker Systems, Inc., I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I proactively promote ethical behavior as a responsible partner among peers in my work environment.

3.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

4.	I provide my constituents and superiors with information that is accurate, complete, objective, relevant, timely and understandable.

5.	I share knowledge and maintain skills important and relevant to my constituents’ needs.

6.	I exercise responsible use of, and control over, all assets and resources employed or entrusted to me.

7.	I comply with rules and regulations of federal, state, and local governments, and appropriate private and public regulatory bodies.

8.	I respect the confidentiality of information acquired in the course of my work, and do not disclose such information except when authorized or otherwise legally obligated to do so. Confidential information acquired in the course of my work is not used for personal advantage.

9.	I ensure that substantial discretionary authority is carefully, appropriately and thoughtfully delegated to my subordinates.

10.	I proactively communicate compliance standards and procedures to my employees.

I fully understand that violation of this code may lead to penalties, up to and including dismissal, irrespective of whether my violation had positive or detrimental consequences for Rainmaker Systems, Inc.

Employee Signature	Date

Employee Name

Witness Signature	Date

Witness Name